                           OFFER TO PURCHASE FOR CASH
      UP TO 2,996,371 OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              THE KOREA FUND, INC.
                      AT 98% OF NET ASSET VALUE PER SHARE
                                       BY

                              THE KOREA FUND, INC.

             THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
              ON FEBRUARY 16, 2006, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of The Korea Fund, Inc.:

     The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase up to 2,996,371 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"). As of January 17, 2006, 29,963,705 Shares were outstanding. The offer is for cash at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on the business day after the day the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at 12:00 midnight, Eastern time, on February 16, 2006, unless extended. The Shares are traded on the NYSE under the symbol "KF". The NAV as of the close of the regular trading session of the NYSE on January 17, 2006 was $40.18 per Share and the last reported sale price on the NYSE on such date for a Share was $37.75. Until the Offer expires, NAV quotations can be obtained from Georgeson Shareholder Communications Inc. (the "Information Agent") by calling (800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and The Colbent Corporation (the "Depositary"). The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders on or about January 19, 2006.

                             IMPORTANT INFORMATION

     Shareholders who desire to tender their Shares should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the certificates for the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a brokerage firm or other financial intermediary must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by a brokerage firm or other financial intermediary for processing the tender(s) on their behalf. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

     IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., THE FUND'S INVESTMENT MANAGER (THE "MANAGER"), NOR DEUTSCHE INVESTMENTS TRUST MANAGEMENT COMPANY LIMITED, THE FUND'S SUBADVISER (THE "SUBADVISER"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

     THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), RELATING TO THE OFFER.

                               TABLE OF CONTENTS

             1.   PRICE; NUMBER OF SHARES.....................................    4
             2.   PURPOSE OF THE OFFER, PLANS OR PROPOSALS OF THE FUND........    4
             3.   CERTAIN CONDITIONS OF THE OFFER.............................    6
             4.   PROCEDURES FOR TENDERING SHARES.............................    7
             5.   WITHDRAWAL RIGHTS...........................................    9
             6.   PAYMENT FOR SHARES..........................................   10
             7.   SOURCE AND AMOUNT OF FUNDS..................................   11
             8.   EFFECTS OF THE OFFER; CONSEQUENCES OF PARTICIPATION.........   11
             9.   PRICE RANGE OF SHARES; DIVIDENDS/DISTRIBUTIONS..............   14
            10.   SELECTED FINANCIAL INFORMATION..............................   14
            11.   INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
                  RELATED PERSONS.............................................   17
            12.   CERTAIN INFORMATION ABOUT THE FUND..........................   18
            13.   ADDITIONAL INFORMATION......................................   18
            14.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   19
            15.   CERTAIN KOREAN TAX CONSEQUENCES.............................   20
            16.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................   21
            17.   AMENDMENTS; EXTENSION OF TENDER PERIOD; TERMINATION.........   21
            18.   MISCELLANEOUS...............................................   22

                               SUMMARY TERM SHEET

     This summary highlights important information concerning this tender offer. To understand the tender offer fully and for a more complete discussion of the terms and conditions of the tender offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

     - The Korea Fund, Inc. is offering to purchase up to 2,996,371 shares of common stock for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading session of the New York Stock Exchange on the business day after the day the tender offer expires. Unless extended, the tender offer will expire at 12:00 midnight, Eastern time, on February 16, 2006. The tender offer is subject to a number of conditions. See "Certain Conditions of the Offer."

WHY IS THE FUND MAKING THIS TENDER OFFER?

     - This tender offer is being made in connection with the program of tender offers announced by the Board on December 15, 2004. Pursuant to this program, the Fund plans to conduct six semi-annual tender offers for 10% of the Fund's then-outstanding shares if the Fund's shares trade on the New York Stock Exchange at an average weekly discount from net asset value greater than 5% during a 13-week measuring period ending the last day of the preceding half-year. This tender offer is the first such tender offer. The average weekly discount of the Fund during the measuring period ending December 31, 2005 was 5.63%.

       The Fund is making the tender offer to provide shareholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund's continuous efforts to provide additional value to shareholders. The tender offer provides a means for shareholders who wish to sell a portion of their Fund shares to do so at close to net asset value per share. See "Purpose of the Offer; Plans or Proposals of the Fund."

WHY IS THE FUND OFFERING TO PAY ME CASH INSTEAD OF PORTFOLIO SECURITIES IN THIS TENDER OFFER?

     - Although the program of purchase offers announced by the Board on December 15, 2004 originally contemplated in-kind purchase offers in which tendering shareholders would receive a pro rata share of the Fund's portfolio, rather than cash, the Fund has determined that a cash tender offer will be more beneficial to Fund shareholders because it will facilitate participation by smaller shareholders and result in lower transaction costs.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE TENDER OFFER BE EXTENDED?

     - The tender offer will expire at 12:00 midnight, Eastern time, on February 16, 2006, unless extended. The Fund may elect at any time to extend the expiration date of the tender offer. If the tender offer is extended, the Fund will issue a press release announcing the extension. See "Amendments; Extension of Tender Period; Termination."

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

     - As of January 17, 2006, the net asset value per share was $40.18 and the last reported sales price on the New York Stock Exchange for a share of the Fund's common stock was $37.75. See "Price Range of Shares; Dividends/ Distributions" for more information regarding the trading range of the common stock and the Fund's net asset value per share during the past two years. Before the tender offer expires, net asset value quotations can be obtained from Georgeson Shareholder Communications Inc. by calling (800) 843-0369 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

WILL THE FUND'S NET ASSET VALUE PER SHARE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

     - No one can accurately predict the Fund's net asset value per share at a future date.

HOW DO I TENDER MY SHARES?

     - In order for your shares to be purchased in the tender offer, you must follow the procedures set forth in "Procedures for Tendering Shares" and in the Letter of Transmittal that accompanies this Offer to Purchase.

MUST I TENDER ALL OF MY SHARES?

     - No. You may tender either all or any smaller number of shares you own unless you own not more than 99 shares total, in which case you must tender either all or none of your shares.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

     - Yes, you may withdraw your shares at any time prior to 12:00 midnight, Eastern time, on February 16, 2006 or, if the offer is extended, at any time prior to 5:00 p.m., Eastern time, on the new expiration date. In order to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. You may retender withdrawn shares by following the tender procedures before the offer expires, including any extension period. In addition, if we have not accepted for payment shares you tendered, you may withdraw your tendered shares at any time after March 17, 2006 and prior to their acceptance for payment. See "Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SHARES?

     - A notice of withdrawal of tendered shares must be timely received by the Depositary which specifies the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such shares if different than the person who tendered the shares. See "Withdrawal Rights."

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

     - No.

WHAT IF MORE THAN 2,996,371 SHARES ARE TENDERED AND NOT TIMELY WITHDRAWN?

     - The Fund is offering to purchase up to 2,996,371 shares of its common stock. If shareholders tender more than 2,996,371 shares, the Fund will purchase duly tendered shares from tendering shareholders on a pro rata basis, disregarding fractions, based upon the number of shares each shareholder tenders and does not timely withdraw except that, if a shareholder owns beneficially or of record not more than 99 shares, the Fund will purchase all shares tendered by such shareholder. The Fund does not intend to increase the number of shares that it is offering to purchase, even if shareholders tender more than 2,996,371 shares.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR TENDERED SHARES?

     - Yes. The Fund expects to pay for tendered shares with cash on hand and proceeds from the sale of portfolio securities. The Fund is authorized to borrow for temporary or emergency purposes, and, to the extent that the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase shares in the tender offer, it intends to finance a portion of the Offer through temporary borrowing. See "Source and Amount of Funds."

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

     - Payment for tendered shares, if accepted, will be made as soon as possible after the expiration of the tender offer.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

     - It is anticipated that U.S. shareholders (other than those who are tax exempt) who sell shares in the tender offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares sold. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See "Certain United States Federal Income Tax Consequences" for a general summary of the U.S. federal income tax consequences of a sale of shares pursuant to the tender offer, including the possibility that different tax treatment may apply; the differing rules for U.S. and non-U.S. shareholders; and the potential imposition of withholding taxes on payments to non-U.S. Shareholders and any tendering shareholders who have not completed and returned certain required IRS forms. Please consult your tax advisor for a full understanding of your individual tax consequences, including potential state, local and foreign taxation.

UPON EXPIRATION, IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

     - Yes, unless certain conditions described under "Certain Conditions of the Offer" are not satisfied. The Fund also has the right to amend or terminate the tender offer prior to the time the tender offer expires.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

     - In addition to those circumstances described under "Certain Conditions of the Offer" in which the Fund is not required to accept tendered shares, the Fund reserves the right to reject any and all tenders determined by it not to be in appropriate form. The Fund may reject tenders of shares if, for instance, the Letter of Transmittal does not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

     - Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Directors followed by notice of acceptance to the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See "Payment for Shares."

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

     - None.

DOES THE FUND'S MANAGEMENT RECOMMEND THAT SHAREHOLDERS PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

     - None of the Fund, its Board of Directors, its investment manager or its subadviser is making any recommendation to the Fund's shareholders whether or not to tender shares in the tender offer. None of the Fund's directors or officers intend to tender the shares they beneficially own in the tender offer. See "Interests of Directors, Executive Officers and Certain Related Persons."

WILL THERE BE ADDITIONAL OPPORTUNITIES TO TENDER SHARES TO THE FUND?

     - The Fund plans to conduct up to five additional semi-annual tender offers for 10% of the Fund's then-outstanding shares if the Fund's shares trade on the New York Stock Exchange at an average weekly discount from net asset value greater than 5% during a 13-week measuring period ending the last day of the preceding half-year. See "Purpose of the Offer; Plans or Proposals of the Fund."

HOW DO I OBTAIN MORE INFORMATION?

     - Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to the Information Agent, toll free at
       (800) 843-0369. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

     1. PRICE; NUMBER OF SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or modified, the terms and conditions of any such extension or amendment), the Fund will accept for payment and purchase for cash up to 2,996,371 of its issued and outstanding Shares that are properly tendered and not withdrawn in accordance with Section 5 prior to 12:00 midnight, Eastern time, on the Expiration Date. The term "Expiration Date" shall mean February 16, 2006, unless the Fund, in its sole discretion, shall extend the period the Offer is open, in which case Expiration Date shall mean the last date the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer. (See Sections 3 and 17.) The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. (See Section 3.) The purchase price of the Shares will be 98% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the business day after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances.

     The NAV as of the close of the regular trading session of the NYSE on January 17, 2006 was $40.18 per Share and the last reported sale price of a Share on the NYSE on that date was $37.75, representing a discount of 6.05% to NAV. Prior to 5:00 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

     The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

     If more than 2,996,371 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will purchase Shares from tendering shareholders in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not subsequently withdrawn) by or on behalf of each shareholder; provided, that the Fund will exclude from such pro rata reduction and accept all Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who promptly tenders such Shares by means of the Letter of Transmittal. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 2,996,371 Shares are tendered by all shareholders in the aggregate.

     On January 17, 2006, there were 29,963,705 Shares issued and outstanding, and there were 1,097 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominee on behalf of multiple beneficial owners.

     2. PURPOSE OF THE OFFER, PLANS OR PROPOSALS OF THE FUND. The Board of Directors of the Fund (the "Board") considered and approved the Offer at a meeting held on January 11, 2006.

     The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders who want to sell a portion of their Shares to do so at close to NAV per Share.

     The Board for many years has sought to address the discount to net asset value at which Shares of the Fund have traded in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has considered a wide variety of strategies to address the discount. Past actions taken by the Board have included the purchase of Shares pursuant to a cash tender offer, a special in-kind dividend in the form of American Depository Receipts representing shares of a Fund portfolio company, a market Share buy-back program, purchases of Shares pursuant to the Fund's dividend reinvestment plan, and efforts to increase publicity about the Fund.

     On April 25, 2003, the Board announced that it would initiate a special review of alternatives that would enable shareholders to receive value that would be near net asset value for at least a portion of their Shares by April 2004. On January 21, 2004, the Board announced that the Fund would conduct a tender offer and that the Board had approved a program of making additional tender offers, one in the first quarter of 2005 and one in the first quarter of 2006, in each case for 10% of the outstanding Shares at a price of 95% of net asset value if the Shares traded on the NYSE at an average weekly discount from net asset value greater than 15% during a 13-week measuring period ending the preceding December 31, and subject to fiduciary and other applicable requirements (the "Previous Program"). On January 23, 2004, the Fund commenced a cash tender offer for up to 10% of its outstanding Shares at a price equal to 95% of NAV per

Share as of the close of the regular trading session of the NYSE on the day after the business day the offer expired. The tender offer expired on February 23, 2004. A total of 4,966,408.9739 Shares were accepted for payment under the offer.

     On December 15, 2004, the Fund announced its approval, subject to fiduciary and other applicable requirements and regulatory approvals, of a purchase of 50% of outstanding Shares at a price equal to 98% of the NAV per Share as of the day after the date such offer expired. The Fund also announced its approval of a plan to conduct six subsequent semi-annual purchase offers in accordance with section 23(c)(2) under the Investment Company Act of 1940 (the "1940 Act") and rule 13e-4 under Exchange Act, each for 10% of the then outstanding Shares at a price equal to 98% of NAV per Share as of the day after the date each such offer expires, if Shares trade on the NYSE at an average weekly discount from NAV greater than 5% during a 13-week measuring period ending the last day of the preceding half-year (the "Repurchase Program"). Payment for any Shares purchased pursuant to the Repurchase Program would be made in-kind through a pro rata distribution of securities from the Fund's portfolio on the day after the date such offer expires. In light of the authorization by the Fund of the Repurchase Program, the Fund announced the termination of the Previous Program.

     On July 8, 2005, the Fund commenced a tender offer for up to 22,350,747 shares, representing approximately 50% of its issued and outstanding shares of common stock in exchange for portfolio securities of the Fund at a price per share equal to 98% of the net asset value per share as of the day after the day the offer expires. On August 25, 2005, the Fund announced that it had accepted, after adjusting for fractional shares in accordance with the terms of the offer, the tender of 14,737,788 shares. This represented approximately 33% of the Fund's outstanding shares.

     The average weekly discount of the Fund during the 13-week measuring period ending December 31, 2005 was 5.63%. On January 11, 2006, the Board met to consider a 10% repurchase offer pursuant to the Repurchase Program. The Board determined that although the Repurchase Program originally contemplated in-kind purchase offers in which tendering shareholders would receive a pro rata share of the Fund's portfolio, rather than cash, the Fund would conduct this tender offer for cash consideration. The Board believes that using cash consideration will facilitate participation by smaller shareholders and result in lower transaction costs. The Board intends to evaluate on a case-by-case basis the consideration for any future offers under the repurchase program, in light of its experience and then-prevailing market and economic conditions.

     The Board believes that maintaining the Fund's closed-end structure provides the best means to achieve the Fund's investment objective of long-term capital appreciation, especially given the emerging nature of the Korean capital markets, the volatility and the limited liquidity of many of the Fund's holdings and other relevant market conditions. The Board believes that the long-term and recent performance of the Fund supports this view.

     There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Fund's Shares. The market price of the Fund shares will also be determined by, among other things, the relative demand for and supply of Fund shares in the market, the Fund's investment performance, the Fund's dividends and yield, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

     Any Shares acquired by the Fund pursuant to the Offer will become treasury shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

     Except as set forth above, as referred to in Section 11 or in connection with the operation of the Fund's Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to
Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

     3. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for, payment of or payment for any tendered Shares, if:

          (a) the Fund is not able to liquidate portfolio securities in an orderly manner and consistent with the Fund's investment objective and policies or its status as a regulated investment company under the Internal Revenue Code of 1986 (the "Code") in order to provide sufficient cash from the disposition of portfolio securities to purchase Shares tendered pursuant to the Offer;

          (b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer or the Repurchase Program, seeks to obtain any material amount of damages in connection with the Offer or the Repurchase Program, or otherwise directly or indirectly adversely effects the Offer, the Repurchase Program or the Fund;

          (c) there shall have occurred: (i) any general suspension of trading in or limitation on prices for securities on the NYSE, the Stock Market Division or the KOSDAQ Market Division of the Korea Exchange, or any other exchange on which the Shares or portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any governmental authority of the Republic of South Korea ("Korea") or any other foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, Korea or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, or by any governmental authority of Korea or any other foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States or Korea; or (v) any other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

          (d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duty owed to the Fund or its shareholders.

The Board may modify these conditions in light of experience.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

     The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 17.)

     4. PROCEDURES FOR TENDERING SHARES.

     A. PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either: (a) cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 12:00 midnight, Eastern time, on the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to 12:00 midnight, Eastern time, on the Expiration
Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a tender of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the tender has a net long position equal to or greater than the amount requested for tender in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer; or (b) an equivalent security and, upon the acceptance of his or her request to tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to tender or guarantee of a request to tender on behalf of another person.

     The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder's representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

     B. SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if: (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.)

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without alteration, enlargement or any change whatsoever.

     If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

     If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

     If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

     C. BOOK-ENTRY DELIVERY. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 12:00 midnight, Eastern time, on the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that:
(a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation; (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     D. GUARANTEED DELIVERY. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 12:00 midnight, Eastern time, on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 12:00 midnight, Eastern time, on the Expiration Date; and

          (c) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guarantee Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause: (a) their shares to be tendered (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (or a copy or facsimile thereof) (including original signature(s) and the original of any required signature guarantee(s)); and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

     FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER'S SUBMITTED SHARES WILL NOT BE ACCEPTED FOR PURCHASE.

     E. DETERMINATIONS OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     F. UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each participating U.S. Shareholder (as defined below) should complete the Substitute Form W-9 included in the Letter of Transmittal and provide such form to the Depositary. A "U.S. Shareholder" is, in general, a shareholder that is: (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Participating Non-U.S. Shareholders (as defined below) must submit a Form W-8BEN or other Form W-8, as appropriate, to the Depositary in order to avoid backup withholding. (An exemption from backup withholding does not exempt a non-U.S. Shareholder from the 30% (or lower applicable treaty rate) withholding tax described under "Certain United States Federal Income Tax Consequences.") For this purpose, a "Non-U.S. Shareholder" is any shareholder that is not a U.S. Shareholder. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

     5. WITHDRAWAL RIGHTS. At any time prior to 12:00 midnight, Eastern time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after March 17, 2006, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

     To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary by 12:00 midnight, Eastern time, on February 16, 2006, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 12:00 midnight, Eastern time, on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     6. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to shareholders promptly as directed by the Fund. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering shareholders, the Fund's obligation to make such payment shall be satisfied and such tendering shareholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance of the Shares pursuant to the Offer. The Fund will not pay interest on the purchase price under any circumstances.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

      - (a) a Letter of Transmittal (or a copy thereof) properly completed and duly executed and any required signature guarantee(s), or an Agent's Message in connection with a book-entry transfer;

      - (b) a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 4; and

      - (c) any other documents required by the Letter of Transmittal.

     The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees, certain taxes and the fees and expenses of the Depositary and Information Agent. The Fund will pay all stock transfer taxes, if any, with respect to the transfer and sale of Shares to it pursuant to the Offer and deduct a corresponding amount from the purchase price paid to the participating shareholder tendering such Shares. If tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will also be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Brokers, dealers or other institutions also may charge fees to a participating shareholder for processing a purchase request and sending it to the Depositary.

     Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. (See Section 3.)

     Any tendering shareholder or other payee who fails to complete fully and sign either the appropriate type of Form W-8 or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See

Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

     7. SOURCE AND AMOUNT OF FUNDS. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date. If the NAV per Share on the business day after the Expiration Date were $40.18, which was the NAV per Share on January 17, 2006, and if shareholders tender 10% of the Fund's outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the shareholders would be approximately $117,997,089.98. (See the Pro Forma Capitalization table in Section 8.)

     The Fund anticipates that it will obtain the cash necessary to pay the aggregate purchase price on Shares accepted for payment pursuant to the Offer through the Fund's holdings of cash and the sale of portfolio securities. The selection of which portfolio securities to sell will be made by the Manager, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which may effect the Fund's investment performance. The Fund may also realize taxable gain upon the sale of such securities, which may increase the taxable distribution to the shareholders with respect to the current fiscal year. It is not possible to predict the amount of taxable gain the Fund will recognize in liquidating portfolio securities. As of January 17, 2006, cash and cash equivalents constituted approximately 0.93% of the Fund's total assets.

     Although the Fund is authorized to borrow money to finance the purchase of Shares, the Board believes that the Fund will have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer without utilizing such borrowing. However, the Fund reserves the right to finance a portion of the Offer through temporary borrowing. The Fund is authorized to borrow money for temporary or emergency purposes, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it intends to finance a portion of the Offer through temporary borrowing. The Fund and other investment companies or portfolios thereof advised by the Manager are parties to a $1.1 billion revolving credit facility (the "Facility") administered by J.P. Morgan Chase Bank. The Facility is intended primarily to cover temporary or emergency needs of the Funds that otherwise might require the untimely disposition of securities. The participants in the Facility are charged an annual commitment fee which is allocated, pro rata based upon net assets, among each of the participants. Interest is calculated at the Federal Funds Rate plus 0.5 percent. The Fund may borrow up to a maximum of 5% of its net assets under the Facility. The amounts available to be drawn down by the Fund under the Facility will depend upon the level of borrowings by other funds that are parties to the Facility, and accordingly it is possible that the Fund may not be able to borrow under the Facility the amounts desired.

     8. EFFECTS OF THE OFFER; CONSEQUENCES OF PARTICIPATION. THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

     A. EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund's remaining portfolio securities may decline and hence the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the business day after the Expiration Date, if such a decline were to continue up to the business day after the Expiration Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the incurrence of increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per Share for non-tendering shareholders.

     Shareholders should note, however, that the Offer may result in accretion to the Fund's NAV per Share following the Offer, due to the fact that the purchase price represents a 2% discount to the Fund's NAV per Share. The potential accretion to the Fund's NAV per Share may offset in whole or in part any decline in the Fund's NAV as discussed above.

     The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may terminate the Offer (see Section 3) or extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     B. RECOGNITION OF CAPITAL GAINS BY THE FUND. As noted in Section 7, the Fund expects that it will sell portfolio securities to finance the Offer and that it will likely recognize gains on the sale of those securities. Under the Code, in order to avoid the imposition of income and excise taxes on the Fund, the Fund is generally required to distribute to its shareholders each year substantially all of its "investment company taxable income" (which includes ordinary income and net short term capital gains) and net long term capital gains for the year. It is likely that the Fund's purchase of Shares pursuant to the Offer will not be treated for U.S. federal income tax purposes as a distribution by the Fund that would satisfy the annual distribution requirement. (See Section 14.) As a result, if the Fund realizes substantial gains on the disposition of portfolio securities to fund the purchase of shares, the Fund will likely be required to increase the amount of its taxable distributions to shareholders with respect to the current year. The Fund expects that any such distribution will be declared by the Board in December, 2006 and distributed to shareholders in January, 2007, in accordance with the Fund's regular practice. If there is such a recognition and distribution of gains, the Fund's shareholders on the record date for the distribution would be required to pay taxes on a greater amount of income and capital gain distributions than otherwise would be the case. In addition, to raise cash to make the distribution, the Fund might need to sell additional portfolio securities, which could require the Fund to realize and recognize additional capital gains. As an alternative to actually distributing all its gains to shareholders, the Code permits the Fund to: (a) retain all or part of its net long term capital gains;
(b) pay federal income tax on such retained amount; and (c) make a federal income tax election to deem the retained amount (including U.S. tax paid by the Fund) to have been distributed to shareholders and recontributed (net of the tax amount) to the Fund. Such an election could mitigate the negative cash impact the Fund would experience in connection with the additional distribution requirements caused by the Offer. Shareholders would be required to include the "deemed" distribution in income, but (a) could credit their share of the taxes paid by the Fund against their own tax liability (and, if their share of the taxes paid by the Fund exceeds their own U.S. federal tax liability, claim a refund of the excess amount from the U.S. Treasury), and (b) would increase their basis in their Fund shares by the net amount deemed distributed (i.e., the gross retained amount, less the taxes paid by the Fund). Shareholders should consult their tax advisers for additional information about the tax consequences of a "deemed" distribution in their individual circumstances. It is not possible to predict the amount of capital gains or losses that will be recognized by the Fund on the sale of portfolio securities to finance the purchase of Shares pursuant to the Offer. As of January 17, 2006, the Fund had unrealized gains of approximately $910,701,187, unrealized losses of approximately $2,808,349, resulting in net unrealized gains of approximately $907,892,838. The Fund does not have any loss carry-forwards from prior years available to offset gains generated in the current year. The Board of Directors of the Fund will determine whether and to what extent the Fund will make an actual or deemed distribution of capital gains to shareholders, based on the facts and circumstances of the Fund at the time any distribution is required to be made.

     In addition, some of the distributed gains may be realized on securities held for one year or less, which could generate income taxable to the non-tendering shareholders (or shareholders who sell less than all of their Shares) at ordinary income rates. This could adversely affect the Fund's after-tax performance.

     C. TAX CONSEQUENCES OF PURCHASES TO STOCKHOLDERS. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. (See
Section 14.)

     D. HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares purchased.

     E. PRO FORMA EFFECTS ON CAPITALIZATION. The purchase by the Fund of its own Shares will reduce the Fund's net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of January 17, 2006, adjusted to give effect to the offer (excluding expenses and assuming the Fund purchases 10% of its outstanding Shares):

                          PRO FORMA CAPITALIZATION(1)

                                                                 ADJUSTMENT FOR
                                           AS OF JANUARY 17,   PURCHASE AT $39.38     PRO FORMA AS
                                                 2006             PER SHARE(2)          ADJUSTED
                                           -----------------   ------------------   -----------------
Total net assets.........................  $1,204,392,381.12    $(117,997,089.98)   $1,086,395,291.14
Shares outstanding.......................         29,963,705          (2,996,371)          26,967,334
NAV per Share(3).........................  $           40.18    $          39.38    $           40.29

---------------

(1) This table assumes purchase by the Fund of 2,996,371 Shares, equal to 10% of the Fund's outstanding Shares as of January 17, 2006, and no borrowing by the Fund to finance the purchase.

(2) This amount represents 98% of the Fund's NAV as determined on January 17, 2006. Shares tendered pursuant to the Offer will be purchased at a 2% discount to NAV on the business day after the Expiration Date, which may be more or less than $40.18 per Share, and the pro forma NAV per Share also may be more or less than that shown above.

(3) The NAV per Share of the Fund is determined as of the close of regular trading on the NYSE no less frequently than weekly, at such times as the Board may determine, and on the last business day of each month the NYSE is open, by dividing the total assets of the Fund, less all liabilities, by the total number of Shares outstanding.

     9. PRICE RANGE OF SHARES; DIVIDENDS/DISTRIBUTIONS. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

                                                      NET ASSET VALUE   MARKET PRICE
                                                      ---------------   -------------    DIVIDENDS/
                                                       HIGH     LOW     HIGH     LOW    DISTRIBUTIONS
                                                      ------   ------   -----   -----   -------------
Year (ending December 31)
2001(1)
  1st Quarter.......................................  13.85    11.12    11.55    9.00      $1.406
  2nd Quarter.......................................  13.58    10.53    10.99    8.52       0.015
  3rd Quarter.......................................  13.10    10.74    10.69    8.61       0.000
  4th Quarter.......................................  16.10    11.02    13.22    8.91       0.120
2002
  1st Quarter.......................................  20.94    16.35    17.69   13.66       0.000
  2nd Quarter.......................................  22.40    19.15    18.80   16.00       0.000
  3rd Quarter.......................................  21.68    17.49    17.50   13.49       0.000
  4th Quarter.......................................  19.56    15.73    15.99   12.45       0.851
2003
  1st Quarter.......................................  17.52    13.17    14.26   11.36       0.000
  2nd Quarter.......................................  18.07    13.50    15.46   11.70       0.000
  3rd Quarter.......................................  20.26    17.80    17.11   15.00       0.000
  4th Quarter.......................................  21.32    18.74    18.35   15.52       0.300
2004
  1st Quarter.......................................  24.26    21.33    21.42   18.53       0.000
  2nd Quarter.......................................  25.26    19.19    22.15   17.00       0.000
  3rd Quarter.......................................  22.84    19.67    21.15   16.67       0.000
  4th Quarter.......................................  26.08    21.60    24.17   19.39       0.650
2005
  1st Quarter.......................................  30.21    24.67    28.97   22.80       0.000
  2nd Quarter.......................................  28.88    26.83    27.90   25.00       0.000
  3rd Quarter.......................................  35.42    29.14    33.40   27.09       0.000
  4th Quarter.......................................  39.50    32.44    37.09   29.24       0.850

---------------

(1) $70.3 million of the 2001 dividends represent the value of a special in-kind distribution of SK Telecom securities.

     As of the close of business on January 17, 2006, the Fund's NAV was $40.18 per Share, and the high, low and closing prices per Share on the NYSE on that date were $39.02, $37.50 and $37.75, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained in the manner indicated in Section 1.

     The tender of Shares, unless and until such tendered Shares are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

     10. SELECTED FINANCIAL INFORMATION. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund's Annual Report to shareholders. The Annual and Semi-Annual Reports may be obtained without charge by writing to Georgeson Shareholder Communications, Inc., the Information Agent, 17 State Street, New York, New York 10004, by calling (800) 843-0369 or on the Internet at www.sec.gov or at www.thekoreafund.com.

                              FINANCIAL HIGHLIGHTS

     The following table includes per-Share performance data for a Share of the Fund, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Fund shares.

                              FINANCIAL HIGHLIGHTS

                                                                      YEARS ENDED JUNE 30,
                                                        ------------------------------------------------
                                                         2005      2004     2003       2002       2001
                                                        ------    ------   ------     ------     -------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period..................  $21.55    $17.62   $20.20     $13.01     $ 20.04
Income (loss) from Investment operations..............
  Net investment income (loss)(a).....................    0.40      0.20     0.17       0.11        0.17
  Net realized and unrealized gain (loss) on
     investment transactions..........................    7.80      3.90    (1.90)      7.20       (5.61)
  Total from investment operations....................    8.20      4.10    (1.73)      7.31       (5.44)
Less distributions from:
  Net investment income...............................   (0.45)    (0.30)   (0.18)        --       (0.18)
  Net realized gains on investment transactions.......   (0.20)       --    (0.67)     (0.12)      (1.41)
  Total distributions.................................   (0.65)    (0.30)   (0.85)     (0.12)      (1.59)
NAV accretion resulting from repurchases, shares
  tendered and reinvestment of distributions for
  shares at value.....................................      --       .13      .00(b)     .00(b)       --
Net asset value, end of period........................  $29.10    $21.55   $17.62     $20.20     $ 13.01
Market value, end of period...........................  $27.35    $18.85   $14.99     $16.44     $ 10.58
TOTAL RETURN
Per share net asset value(%)..........................  $38.66     24.15    (8.34)     56.39      (25.01)
Per share market value(%).............................  $49.06     27.66    (4.29)     56.71      (13.16)
RATIOS TO AVERAGE NET ASSETS AND SUPPLEMENTAL DATA
Net assets, end of period ($ millions)................   1,301       963      879      1,009         651
Ratio of expenses(%)..................................    1.13      1.27     1.26       1.21        1.23(d)
Ratio of net Investment Income (loss)(%)..............    1.58      0.94     0.99       0.69        1.18
Portfolio turnover rate(%)............................      10        20        7         18          40

---------------

(a)  Based on average shares outstanding during the period.

(b)  Amount is less than $.005 per share.

(c) Total return based on net asset value reflects changes in the Fund's net asset value during the period. Total return based on market value reflects changes in market value. Each figure includes reinvestments of distributions. These figures will differ depending upon the level of any discount from or premium to NAV at which the Fund's shares trade during the period.

(d)  Ratio of expenses before expense reductions was 1.24%.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
                        FOR THE PERIODS INDICATED BELOW

                                                 YEAR ENDED     YEAR ENDED    YEAR ENDED      YEAR ENDED
                                                  JUNE 30,       JUNE 30,      JUNE 30,        JUNE 30,
                                                    2005           2004          2003            2002
                                               --------------   -----------   -----------   --------------
                                                 (AUDITED)       (AUDITED)     (AUDITED)      (AUDITED)
STATEMENT OF OPERATIONS
Investment Income............................  $   30,727,238   $22,359,705   $19,480,512   $   15,524,235
Expenses.....................................      12,780,386    12,887,255    10,912,038        9,971,639
Expense Reductions...........................         (37,284)      (23,592)      (25,997)         (53,600)
Net Expenses.................................      12,743,102    12,863,663    10,886,041        9,918,039
Net investment income........................      17,984,136     9,496,042     8,594,471        5,606,196
REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENT TRANSACTIONS:
Net realized gain (loss) on:
  Investments................................      17,516,558    21,259,065   (14,779,335)      35,204,628
  Won related transactions...................       4,017,087     1,206,876     2,529,855        2,542,733
Net unrealized appreciation (depreciation)
  of:
  Investments................................     328,641,895   178,964,837   (80,479,942)     318,735,886
  Won related transactions...................      (1,394,566)      536,916    (2,624,557)       2,903,356
Net gain (loss) on investments
  transactions...............................     348,780,974   201,967,694   (95,353,979)     359,386,603
Net Increase (Decrease) in Net Assets from
  Operations.................................     366,765,110   211,463,736   (86,759,508)     364,992,799
STATEMENT OF ASSETS AND LIABILITIES
  Total Assets...............................   1,302,640,599   968,795,808   880,321,849    1,010,855,407
  Total Liabilities..........................       1,798,950     5,663,295     1,679,413        1,974,679
  Net Assets, at value.......................   1,300,841,649   963,132,513   878,642,436    1,008,880,728
  Net asset value per share..................           29.10         21.55         17.62            20.20

                  SUMMARY OF ANNUAL NAV DISCOUNTS AND PREMIUMS

     Shares have traded at varying relationships to per-Share net asset value. The following table shows the relationship between price on the NYSE and net asset value per-Share for the years indicated:

                                                  PREMIUM OR DISCOUNT AS A PERCENTAGE
                                          ---------------------------------------------------
YEAR                                      AVERAGE          HIGH                   LOW
----                                      -------   -------------------   -------------------
1991....................................    33.78%    54.92%   (8/30/91)    15.57%    (1/4/91)
1992....................................    16.45     45.88   (11/20/92)     -1.2    (5/22/92)
1993....................................    28.26     44.23   (12/31/93)    10.27   (12/17/93)
1994....................................    17.04     37.04     (1/7/94)     -2.8    (12/9/94)
1995....................................     4.15     13.52    (5/26/95)    -5.15    (6/16/95)
1996....................................     9.92     68.23     (1/3/96)     2.08     (6/7/96)
1997....................................     7.89     38.89   (12/12/97)   -17.69   (11/14/97)
1998....................................    11.13     56.97     (1/2/98)    -3.55   (12/31/98)
1999....................................   -16.07      3.75    (1/15/99)   -29.12   (12/22/99)
2000....................................   -27.86    -17.44   (12/29/00)   -35.48     (6/6/00)
2001....................................   -18.01     -12.7     (1/3/01)   -21.74    (9/19/01)
2002....................................   -18.15    -11.61     (3/1/02)   -24.16    (9/23/02)
2003....................................   -16.04    -12.41     (6/6/03)   -16.68   (11/20/03)
2004....................................   -10.91     -5.94    (10/7/04)   -15.98     (8/6/04)
2005....................................    -5.86     -2.37     12/2/05    -11.04    12/29/05
2006(1).................................    -6.56     -4.61     1/13/06     -9.14      1/3/06

---------------

(1) Though January 17, 2006.

     11. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN RELATED PERSONS. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of January 17, 2006.

                                                                NUMBER OF SHARES
NAME AND POSITION*                                             BENEFICIALLY OWNED
------------------                                             ------------------
Julian Reid, Chairman.......................................             0
Kenneth C. Froewiss, Director*..............................          1000
Ronaldo A. da Frota Nogueira, Director*.....................          4000
Christopher Russell, Director...............................             0
Kesop Yun, Director.........................................             0
Vincent Esposito, President and Chief Executive Officer.....             0
John Millette, Secretary....................................             0
Kathleen Sullivan D'Eramo, Assistant Treasurer..............             0
Caroline Pearson, Assistant Secretary.......................             0
Paul H. Schubert, Chief Financial Officer and Treasurer.....             0
Scott McHugh, Assistant Treasurer...........................             0
Terrence Gray, Vice President...............................             0
Elisa Metzger, Chief Legal Officer..........................             0

---------------

* Percentage of shares beneficially owned equal less than 1/4 of 1% of Shares of the Fund. The total percentage of shares beneficially owned by all directors and executive officers equal less than 1/4 of 1% of Shares of the Fund.

     Except for repurchases by the Fund in the open market shown below, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 60 days. Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. None of the Fund's directors or officers intend to tender their Shares pursuant to the Offer. Based upon information provided or available to the Fund, no other director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

     During the 60 days prior to the date of this Offer to Purchase, the Fund did not purchase any Shares in the open market.

     12. CERTAIN INFORMATION ABOUT THE FUND. The Fund is a Maryland corporation with its principal executive offices located at 345 Park Avenue, New York, NY 10154 (telephone number (800) 349-4281). The Fund is a closed-end, non-diversified, management investment company. The Fund first issued Shares to the public on August 22, 1984. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investment in Korean equity securities.

     The Manager is a corporation organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Manager and its predecessors have served as investment manager to the Fund since its inception. The Manager's principal business address is 345 Park Avenue, New York, NY 10154.

     The Manager is part of Deutsche Asset Management. Deutsche Asset Management is the marketing name in the United States for the asset management activities of Deutsche Bank AG, The Manager, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Bank Trust Company Americas and Scudder Trust Company. Deutsche Asset Management is a global asset management organization with over $699 billion in assets under management as of June 30, 2004. The Manager is an indirect wholly-owned subsidiary of Deutsche Bank AG. Deutsche Bank AG is a global banking institution engaged in financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.

     The Manager, the predecessor of which is Scudder, Stevens & Clark, Inc. ("Scudder"), is an investment counseling firm established as a partnership in 1919. Scudder reorganized from a partnership to a corporation on June 28, 1985. On December 31, 1997, Zurich Insurance Company ("Zurich") acquired a majority interest in Scudder, and Zurich Kemper Investments, Inc., a Zurich subsidiary, became part of Scudder. Scudder's name changed to Scudder Kemper Investments, Inc. On January 1, 2001, the Manager changed its name from Scudder Kemper Investments, Inc. to Zurich Scudder Investments, Inc. On April 5, 2002, 100% of the Manager was acquired by Deutsche Bank AG. Upon the closing of this transaction, the Manager changed its name from Zurich Scudder Investments, Inc. to Deutsche Investment Management Americas Inc.

     The Subadviser is a wholly owned subsidiary of Deutsche Bank AG. The address of the Subadviser is 3rd Floor, Seian Building, 116 Shinmoonro-1 Ka, Changro-ku, Seoul, Korea. The Subadviser is registered as an investment adviser under the Advisers Act and began serving as Subadviser to the Fund on July 9, 2002. The Subadviser renders investment advisory and management services with regards to that portion of the Fund's portfolio allocated to it by the Manager.

     13. ADDITIONAL INFORMATION. The Fund has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, including the exhibits thereto ("Schedule TO"), which provides certain additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 233 Broadway, New York, New York 10279 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 450 Fifth

Street, N.W., Washington, D.C. 20549. The Fund's filings are also available to the public on the Commission's website at www.sec.gov.

     14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of certain U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including the Code, applicable Treasury regulations and IRS rulings. Different rules may apply to particular shareholders depending upon their individual circumstances. Shareholders should consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

     A. CONSEQUENCES TO U.S. SHAREHOLDERS OF PARTICIPATING IN THE OFFER. It is anticipated that U.S. Shareholders (as such term is defined in Section 4.F, above), other than tax-exempt persons, who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive and their adjusted tax basis in the Shares sold. The sale date for such tax purposes will be the date the Fund accepts the Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the participating U.S. Shareholder at the time of sale as capital assets, and will be treated as either long-term or short-term capital gain or loss depending on whether the Shares have been held at that time for more or less than one year, as applicable. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any long-term capital gain realized by a non-corporate U.S. Shareholder that is not a tax-exempt person will be taxed at a maximum rate of 15%. Capital losses recognized by a U.S. Shareholder are generally available only to offset capital gains of the U.S. Shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year with capital losses). The ability of a U.S. Shareholder to carry back or carry forward capital losses is limited.

     Under the Code's "wash sale" rules, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Shareholder acquires other Shares within 30 days before or after the date the purchased Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares acquired would be adjusted to reflect the disallowed loss.

     The foregoing U.S. federal income tax treatment is based on the assumption that the continuing ownership interest in the Fund of each participating U.S. Shareholder (including shares constructively owned by such participating U.S. Shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the purchase as a sale rather than a distribution for U.S. federal income tax purposes, pursuant to Section 302(b) of the Code. It is therefore possible that the cash received for Shares purchased by the Fund would be taxable to U.S. Shareholders (that are not tax-exempt persons) as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder would be taxable as a dividend to the extent of the U.S. Shareholders' allocable share of the Fund's current or accumulated earnings and profits. Any excess cash received over the cash portion so taxable as a dividend would constitute a non-taxable return of capital to the extent of the U.S. Shareholders' tax basis in the Shares sold, and any remaining excess cash would be treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets), depending on how long the Shares were held. If the purchase is treated for a U.S. Shareholder as a distribution by the Fund rather than a sale of shares, the portion of the distribution treated as a dividend would, in the case of a U.S. Shareholder who is an individual and meets certain holding period and other requirements, qualify as "qualified dividend income" eligible for the reduced maximum federal tax rate of 15% (5% for individuals in the 15% bracket) only to the extent deemed to be paid out of "qualified dividend income" received by the Fund. Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (including a foreign corporation incorporated in a country having a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Dividends received by the Fund from non-passive Korean corporations will generally qualify as "qualified dividend income." Any portion of the distribution treated as a dividend that did not qualify for the reduced rate would be taxable to U.S. Shareholders that are not tax-exempt persons at regular federal tax rates of up to 35%. If the receipt of cash by a participating U.S. Shareholder is taxable as a distribution, such U.S. Shareholder's remaining tax basis in the purchased Shares would generally be added to the tax basis of the Shares that the U.S. Shareholder continued to hold following completion of the Offer. Corporate U.S. Shareholders are particularly urged to consult their own tax advisers regarding participation in the Offer in their particular circumstances.

     B. CONSEQUENCES TO U.S. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE
OFFER. The Fund's purchase of Shares pursuant to the Offer generally will have no U.S. federal income tax consequences to non-participating U.S. Shareholders. However, if any portion of such purchase by the Fund is treated as a distribution rather than as payment in exchange for shares, as described above, the non-participating U.S. Shareholders may be deemed to have received a constructive taxable dividend of Fund stock under Section 305(c) of the Code.

     C. BACKUP WITHHOLDING. Under the U.S. backup withholding rules, the Depositary may be required to withhold 28% of the gross proceeds paid to any U.S. Shareholder unless either: (a) such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing such U.S. Shareholder's employer identification number or social security number, as applicable, and certifying under penalties of perjury: (i) that such number is correct; and (ii) that: (X) the U.S. Shareholder is exempt from backup withholding, (Y) the U.S. Shareholder has not been notified by the IRS that such U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (Z) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders should provide the Depositary with an IRS Form W-9 (or Substitute Form W-9). A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

     D. CONSEQUENCES TO NON-U.S. SHAREHOLDERS OF PARTICIPATING IN THE
OFFER. The U.S. federal income taxation of a Non-U.S. Shareholder (as such term is defined in Section 4.F, above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the United States by the Non-U.S. Shareholder, as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above with respect to U.S. Shareholders participating in the Offer. If the sale of Shares pursuant to the Offer is effectively connected with a Non-U.S. Shareholder's conduct of a trade or business in the U.S., the transaction will be treated and taxed to the non-U.S. Shareholder in the same manner as if the Shares involved were tendered by a U.S. Shareholder, as described above. In that event, the Non-U.S. Shareholder should deliver to the Depositary a properly completed and executed IRS Form W-8ECI to obtain an exemption from the possible imposition of the 30% (or lower applicable treaty rate) withholding tax described below.

     If the sale of Shares pursuant to the Offer is not effectively connected with a Non-U.S. Shareholder's conduct of a trade or business in the United States, and gives rise to taxable gain, any gain realized by the Non-U.S. Shareholder upon the sale of Shares pursuant to the Offer will generally not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the receipt of cash by a participating Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, under the rules described above with respect to U.S. Shareholders participating in the offer, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to U.S. federal tax, which may be withheld from the amount distributed at the rate of 30% (or lower applicable treaty rate) if the dividend does not constitute effectively connected income.

     Participating Non-U.S. Shareholders could be subject to 28% backup withholding, as described with respect to participating U.S. Shareholders above, regardless of how they are taxed with respect to the purchase of their tendered shares. In order to avoid the possibility of backup withholding, each Non-U.S. Shareholder must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

     Participating Non-U.S. Shareholders should consult their own tax advisers regarding other possible tax consequences of a sale of Shares in their particular circumstances.

     15. CERTAIN KOREAN TAX CONSEQUENCES. The following discussion is a general summary of certain Korean tax consequences of a participating shareholder's sale of Shares pursuant to the Offer. Different rules may apply to particular shareholders depending upon their individual circumstances. Shareholders should consult their own tax advisers with respect to tax consequences of a sale of Shares pursuant to the Offer, including, in the case of a Korean shareholder, potential tax consequences in Korean jurisdictions where such shareholder is a resident or domiciliary. No Korean tax will be payable upon the sale of Shares pursuant to the purchase offer by participating shareholders that are not: (a) residents of Korea; or (b) foreign corporations that maintain a permanent establishment in Korea to which any income arising from the sale of Shares would be attributable.

     16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. The Fund is not aware of any other approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3.

     The Offer has not been and will not be registered under the Securities and Exchange Law of Japan. Neither the Financial Services Agency of Japan nor any other authority or securities exchange in Japan has approved or disapproved of the Offer, passed upon the merits of the Offer or determined whether this Offer is accurate or complete. Shareholders who participate the Offer from Japan may be required to file a post facto report(s) under the Foreign Exchange and Foreign Trade Law of Japan of the transfer of shares to the Fund and/ or receipt of payment, depending on the amount of the shares tendered and/or the amount of cash received through the Offer. Participating Japanese shareholders should consult their own legal and tax advisors regarding possible legal requirements as well as possible tax consequences of participating the Offer in their particular circumstances.

     17. AMENDMENTS; EXTENSION OF TENDER PERIOD; TERMINATION. Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. (See Section 5.)

     Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges: (a) that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer; and (b) that the Fund may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire.

     If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     18. MISCELLANEOUS. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                            THE COLBENT CORPORATION

                                      By Registered, Certified or
                                            Express Mail or
       By First Class Mail:                Overnight Courier:                      By Hand:
     The Colbent Corporation            The Colbent Corporation            The Colbent Corporation
     Attn: Corporate Actions            Attn: Corporate Actions            Attn: Corporate Actions
            POB 859208                    161 Bay State Drive                161 Bay State Drive
     Braintree, MA 02185-9208             Braintree, MA 02184                Braintree, MA 02184

     Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 State Street
                            New York, New York 10004
                           Toll Free: (800) 843-0369
                          Call Collect: (212) 440-9800

THE KOREA FUND, INC.

January 19, 2006